                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                          BADGER RETAIL HOLDING, INC.,


                            BADGER ACQUISITION CORP.


                                       and


                               SHOPKO STORES, INC.


                            Dated as of April 7, 2005



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


                                TABLE OF CONTENTS

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
                              ARTICLE I THE MERGER

Section 1.1     The Merger ..........................................................................    4

Section 1.2     Closing .............................................................................    4

Section 1.3     Effective Time ......................................................................    5

                        ARTICLE II EFFECTS OF THE MERGER

Section 2.1     Effects of the Merger ...............................................................    5

Section 2.2     Articles of Incorporation ...........................................................    5

Section 2.3     Bylaws ..............................................................................    5

Section 2.4     Officers ............................................................................    5

Section 2.5     Directors ...........................................................................    6

Section 2.6     Cancellation of Treasury Stock and Parent Owned Stock;
                Conversion of Common Stock Owned by the Company's
                Subsidiaries ........................................................................    6

Section 2.7     Conversion of Company Common Stock ..................................................    6

Section 2.8     Conversion of the Capital Stock of Acquisition Sub. .................................    6

Section 2.9     Option Consideration ................................................................    6

Section 2.10    Exchange of Certificates ............................................................    7

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1     Organization ........................................................................   10

Section 3.2     Authorization .......................................................................   10

Section 3.3     Consents and Approvals; No Violations ...............................................   11

Section 3.4     Capitalization ......................................................................   12

Section 3.5     Subsidiaries ........................................................................   14

Section 3.6     SEC Documents .......................................................................   14

Section 3.7     Financial Statements; No Undisclosed Liabilities ....................................   15

Section 3.8     Proxy Statement; Schedule 13E-3 .....................................................   16

Section 3.9     Absence of Material Adverse Changes, etc ............................................   16

Section 3.10    Taxes ...............................................................................   16

Section 3.11    Employee Benefit Plans ..............................................................   17

Section 3.12    Environmental Matters ...............................................................   18

Section 3.13    Litigation; Compliance with Laws ....................................................   19

                                                                                                       Page
Section 3.14    Intellectual Property ...............................................................   20

Section 3.15    Material Contracts ..................................................................   21

Section 3.16    Insurance ...........................................................................   22

Section 3.17    Real Estate; Assets .................................................................   22

Section 3.18    Labor and Employment ................................................................   24

Section 3.19    Opinion of Financial Advisors .......................................................   25

Section 3.20    Finders' and Other Fees .............................................................   25

Section 3.21    Rights Amendment ....................................................................   26

Section 3.22    State Takeover Statutes .............................................................   26

Section 3.23    Title to Assets .....................................................................   26

Section 3.24    Affiliate Transactions ..............................................................   26

Section 3.25    Letters of Credit, Surety Bonds, Guarantees .........................................   26

     ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Section 4.1     Organization ........................................................................   27

Section 4.2     Authorization .......................................................................   27

Section 4.3     Consents and Approvals; No Violations ...............................................   27

Section 4.4     Capitalization ......................................................................   28

Section 4.5     Proxy Statement; Schedule 13E-3 .....................................................   28

Section 4.6     Acquiror Entity's Operations ........................................................   29

Section 4.7     Ownership of Company Common Stock ...................................................   29

Section 4.8     Financing ...........................................................................   29

Section 4.9     Brokers .............................................................................   30

                     ARTICLE V COVENANTS OF THE PARTIES

Section 5.1     Conduct of the Business of the Company ..............................................   30

Section 5.2     Shareholders' Meeting; Proxy Material ...............................................   34

Section 5.3     Access to Information ...............................................................   35

Section 5.4     No Solicitation .....................................................................   36

Section 5.5     Real Estate Transfer Taxes ..........................................................   39

Section 5.6     Director and Officer Liability ......................................................   39

Section 5.7     Reasonable Best Efforts .............................................................   40

Section 5.8     Certain Filings .....................................................................   41

Section 5.9     Public Announcements ................................................................   42

                                                                                                       Page
Section 5.10    State Takeover Laws .................................................................   42

Section 5.11    Certain Notifications ...............................................................   42

Section 5.12    Financing ...........................................................................   43

Section 5.13    Solvency Letter .....................................................................   44

Section 5.14    Shareholder Litigation ..............................................................   45

Section 5.15    Tax Covenants .......................................................................   45

Section 5.16    Employees and Employee Benefit Plans ................................................   45

Section 5.17    Delisting ...........................................................................   46

                         ARTICLE VI CONDITIONS PRECEDENT

Section 6.1     Conditions to Each Party's Obligations to Effect the Merger .........................   46

Section 6.2     Conditions to the Company's Obligation to Effect the Merger .........................   47

Section 6.3     Conditions to Parent's and Acquisition Sub's Obligations to Effect the Merger .......   48

                             ARTICLE VII TERMINATION

Section 7.1     Termination .........................................................................   49

Section 7.2     Effect of Termination ...............................................................   50

Section 7.3     Fees and Expenses ...................................................................   51

                           ARTICLE VIII MISCELLANEOUS

Section 8.1     Definitions .........................................................................   53

Section 8.2     Notices .............................................................................   65

Section 8.3     Survival of Representations, Warranties and Covenants ...............................   66

Section 8.4     Interpretation ......................................................................   67

Section 8.5     Amendments, Modification and Waiver .................................................   67

Section 8.6     Successors and Assigns ..............................................................   68

Section 8.7     Specific Performance ................................................................   68

Section 8.8     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury .....................   68

Section 8.9     Severability ........................................................................   69

Section 8.10    Third Party Beneficiaries ...........................................................   69

Section 8.11    Entire Agreement ....................................................................   70

Section 8.12    Counterparts; Fax Signatures; Effectiveness .........................................   70

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2005 (this "Agreement"), by and among Badger Retail Holding, Inc., a Delaware corporation ("Parent"), Badger Acquisition Corp., a Wisconsin corporation ("Acquisition Sub"), and ShopKo Stores, Inc., a Wisconsin corporation (the "Company") (Acquisition Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

                  WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the unanimous recommendation of a special committee thereof consisting solely of disinterested directors (the "Special Committee"), has approved and adopted this Agreement and the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the "Merger"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to, and in the best interests of, the holders of Company Common Stock and has resolved (subject to the terms and conditions of this Agreement) to recommend that the holders of Company Common Stock vote for approval of this Agreement and the transactions contemplated hereby, including the Merger;

                  WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger; and

                  WHEREAS, Parent, concurrently with the execution and delivery of this Agreement, is approving this Agreement and the transactions contemplated hereby, including the Merger, as the sole shareholder of Acquisition Sub.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the "WBCL"), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, unless another place is agreed to in writing by the parties hereto.

                  Section 1.3 Effective Time. The Merger shall become effective at the close of business on the date when articles of merger relating to the Merger (the "Articles of Merger"), in such form as required by and executed in accordance with the relevant provisions of the WBCL, are duly filed with the Department of Financial Institutions of the State of Wisconsin, or at such other date and time as the Constituent Corporations shall agree should be specified in the Articles of Merger. When used in this Agreement, the term "Effective Time" means the later of the close of business on the date when the Articles of Merger are duly filed or such later date and time established by the Articles of Merger. The filing of the Articles of Merger shall be made as soon as practicable after the satisfaction or waiver (subject to Applicable Law) of the conditions to the Merger set forth in Article VI.

                                   ARTICLE II
                              EFFECTS OF THE MERGER

                  Section 2.1 Effects of the Merger. The Merger shall have the effects set forth in Section 180.1106 of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  Section 2.2 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the articles of incorporation of Acquisition Sub, until thereafter changed or amended as provided therein or by Applicable Law, except that Article I thereof shall be amended to read as follows: "The name of the Corporation is ShopKo Stores, Inc."

                  Section 2.3 Bylaws. At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the bylaws of Acquisition Sub, until thereafter changed or amended as provided therein, by Applicable Law or the articles of incorporation of the Surviving Corporation; provided, that the bylaws of the Surviving Corporation shall contain indemnification provisions consistent with the obligations set forth in
Section 5.6(a).

                  Section 2.4 Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the

Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 2.5 Directors. From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 2.6 Cancellation of Treasury Stock and Parent Owned Stock; Conversion of Common Stock Owned by the Company's Subsidiaries. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") that is held by the Company as a "treasury share" (as defined in Section 180.0103 of the WBCL) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor, (ii) each issued and outstanding share of Company Common Stock that is owned by Parent or Acquisition Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor, and (iii) each issued and outstanding share of Company Common Stock owned by a Subsidiary of the Company shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock").

                  Section 2.7 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.6) shall be converted into the right to receive $24.00 in cash (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10, without interest or dividends.

                  Section 2.8 Conversion of the Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be converted into and become one validly issued, fully paid and nonassessable (to the extent such concepts are applicable, and except, if applicable, as otherwise provided in Section 180.0622(2)(b) of the
WBCL) share of Surviving Corporation Common Stock.

                  Section 2.9 Option Consideration. Each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not exercisable, shall be canceled, effective as of the Effective Time, in exchange for a single lump sum cash payment from the Surviving Corporation (less any applicable income or employment Tax withholding) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (the "Option Consideration"); provided, that if the exercise price per share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Prior to the Closing, the Company, in consultation with Parent, shall take or cause to be taken any and all actions reasonably necessary, including the amendment of the Company Stock Option Plans, and shall use its reasonable best efforts to obtain any necessary consent of each holder of a Company Stock Option, to give effect to the treatment of Company Stock Options pursuant to this Section 2.9, to the extent such treatment is not expressly provided for by the terms of the applicable Company Stock Option Plans and related award agreements.

                  Section 2.10 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, a bank or trust company reasonably acceptable to the Company, shall be designated by Parent to act as the Paying Agent (the "Paying Agent") for payment of the Merger Consideration.

                           (b) Deposit with Paying Agent. At the Effective Time,
Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, separate and apart from its other funds, as a trust fund for the benefit of the holders of issued and outstanding shares of Company Common Stock, other than such shares held by Parent, Acquisition Sub, or any Subsidiary of the Company (each, a "Holder"), cash in the amount equal to the aggregate Merger Consideration which Holders are entitled to receive pursuant to this Article II, with irrevocable instructions and authority to such Paying Agent to pay to each respective Holder, as evidenced by a list of such Holders certified by an officer of the Company or the Company's transfer agent, for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.

                           (c) Exchange Procedures. As soon as practicable after
the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Surviving Corporation may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash (pursuant to Section 2.7) to be received by the holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed within three (3)

Business Days of receipt thereof, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                           (d) Termination of Merger Fund. Any portion of the
Merger Consideration deposited with the Paying Agent pursuant to this Section
2.10 and any interest received with respect thereto (the "Merger Fund") that remains undistributed to the holders of the Certificates for nine (9) months after the Effective Time shall be delivered to Parent, upon, and in accordance with, any demand by Parent therefor, and any holders of Certificates who have not theretofore complied with this Section 2.10 shall thereafter look, as general creditors thereof, only to Parent for payment of the Merger Consideration with respect to such Certificates.

                           (e) No Liability. None of Parent, Acquisition Sub,
the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                           (f) Investment of Merger Fund. The Paying Agent shall
invest the cash included in the Merger Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to Parent; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

                           (g) Transfer Taxes. If any cash is to be remitted to
a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

                           (h) Withholding Rights. Each of the Surviving
Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. Without limiting the generality of the foregoing, any amounts payable pursuant to Section 2.9 shall be subject to reduction for all applicable Tax withholdings and other withholdings required by Applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.

                           (i) Lost Certificates. If any Certificate shall have
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except (i) as set forth in the corresponding section of the Company Disclosure Letter, it being understood that matters disclosed pursuant to one section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of the Company Disclosure Letter where it is reasonably apparent that the matters so disclosed are applicable to such other sections, or (ii) solely with respect to actions taken after the date of this Agreement, expressly required under this Agreement or any agreement contemplated hereby, the Company hereby represents and warrants to Parent and to Acquisition Sub as follows:

                  Section 3.1 Organization. The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization and have the requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership, leasing or operation of their respective properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of its articles of incorporation (the "Company Articles") and by-laws (the "Company Bylaws") and the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries, in each case as currently in effect.

                  Section 3.2 Authorization.

                           (a) The Company has the requisite corporate power and
authority to execute and deliver this Agreement and (subject to receipt of the Company Shareholder Approval), to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action (subject to receipt of the Company Shareholder Approval). This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                           (b) The Special Committee, at a meeting duly called
and held, has by unanimous vote of all its members duly adopted resolutions (i) approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, subject to approval and adoption by the Company Board,
(ii) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of, the holders of Company Common Stock, (iii) recommending this Agreement to the Company Board for approval and adoption and (iv) resolving (subject to the terms and conditions of this Agreement) to recommend that the holders of Company Common Stock vote for approval of this Agreement and the transactions contemplated hereby, including the Merger. Such resolutions have not been subsequently rescinded, modified or amended in any way, subject to Section 5.2 and Section 5.4. The Company Board, at a meeting duly called and held, based upon the recommendation of the Special Committee, has duly adopted resolutions
(i) approving and adopting this Agreement and the transactions contemplated hereby, including the

Merger, and determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable to, fair to and in the best interests of, the holders of Company Common Stock and (ii) resolving (subject to the terms and conditions of this Agreement) to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby, including the Merger. Such resolutions have not been subsequently rescinded, modified or amended in any way, subject to
Section 5.2 and Section 5.4.

                           (c) The affirmative vote of a majority of the votes
represented by the shares of Company Common Stock entitled to vote on the approval of this Agreement in accordance with Section 180.1103 of the WBCL (the "Company Shareholder Approval") is the only vote of the Company's shareholders required to approve this Agreement and the transactions contemplated hereby, including the Merger.

                  Section 3.3 Consents and Approvals; No Violations.

                           (a) Assuming that the Company Shareholder Approval is
obtained and that all consents, approvals, authorizations and permits described in Section 3.3(b) have been obtained and all filings and notifications described in Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Articles or the Company Bylaws or of the similar organizational documents of any Subsidiary of the Company, (ii) result in a violation or breach of or loss of any benefit under, constitute (with or without due notice or lapse of time or both) a change of control or default under, require the consent or approval of or the giving of notice to a Third Party pursuant to, or give to others any right of termination, vesting, amendment, cancellation or acceleration or any right to purchase or right of first refusal with respect to any asset of the Company or any of the Company's Subsidiaries or impose on the Company or any of the Company's Subsidiaries any obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, or result in the creation of a Lien on any property or asset of the Company or any of the Company's Subsidiaries pursuant to, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets is bound or any Company Permit or (iii) conflict with or violate any Applicable Law applicable to the Company or any Subsidiary of the Company or by which any property or asset of the Company or any Subsidiary of the Company is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults, losses of benefits, or other occurrences specified in clauses (ii) or
(iii) which would not, individually or in the aggregate, (x) reasonably be expected to have a Company Material Adverse Effect or (y) reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.

                           (b) Neither the execution, delivery or performance of
this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law and the rules and regulations of the New York Stock Exchange (the "NYSE"), (ii) under the HSR Act and any other applicable antitrust and competition laws, (iii) the filing and recordation of the Articles of Merger as required by the WBCL and
(iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, (x) reasonably be expected to have a Company Material Adverse Effect or (y) reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.

                  Section 3.4 Capitalization.

                           (a) The authorized capital stock of the Company
consists of (i) 75,000,000 shares of Company Common Stock and (ii) 20,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), of which 100,000 shares have been designated as Series B Junior Participating Preferred Stock (the "Series B Preferred Stock").

                           (b) (i) At the close of business on April 7, 2005,
29,842,406 shares of Company Common Stock, together with the associated Rights, were issued and outstanding, all of which were validly issued, fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the WBCL) and free of preemptive rights;

                                    (ii) At the close of business on April 7,
         2005, no shares of Company Preferred Stock were issued and outstanding, but 100,000 shares of Series B Preferred Stock have been reserved for issuance upon the exercise of Rights;

                                    (iii) At the close of business on April 7,
         2005, 1,930,077 shares of Company Common Stock were held in the treasury of the Company or by its Subsidiaries;

                                    (iv) At the close of business on April 7,
         2005, 234,515 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 1991 Stock Option Plan (the "Company 1991 Stock Option Plan");

                                    (v) At the close of business on April 7,
         2005, 429,108 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 1995 Stock Option Plan (the "Company 1995 Stock Option Plan");

                                    (iv) At the close of business on April 7,
         2005, 505,463 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 1998 Stock Incentive Plan (the "Company 1998 Stock Incentive Plan");

                                    (vii) At the close of business on April 7,
         2005, 474,223 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 2001 Stock Incentive Plan (the "Company 2001 Stock Incentive Plan"); and

                                    (viii) At the close of business on April 7,
         2005, 490,500 shares of Company Common Stock, together with the associated Rights, were reserved for issuance upon the exercise of outstanding stock options issued under the Company's 2004 Stock Incentive Plan (the "Company 2004 Stock Incentive Plan").

                           (c) The Company has delivered to Parent a correct and
complete list as of the date set forth in Section 3.4(c) of the Company Disclosure Letter of each outstanding option (collectively, the "Company Stock Options") to purchase shares of Company Common Stock issued under the Company 1991 Stock Option Plan, the Company 1995 Stock Option Plan, the Company 1998 Stock Incentive Plan, the Company 2001 Stock Incentive Plan and the Company 2004 Stock Incentive Plan (collectively, the "Company Stock Option Plans") and each outstanding share of restricted Company Common Stock that is still subject to forfeiture conditions (collectively, the "Company Restricted Shares") granted under the Company 1993 Restricted Stock Plan, the Company 2001 Stock Incentive Plan and the Company 2004 Stock Incentive Plan, including the holder, date of grant, exercise price (if applicable), number of shares of Company Common Stock subject thereto, the Company Stock Plan under which such Company Stock Option or Company Restricted Share, as the case may be, was granted and, with respect to any Company Stock Option, whether the option is vested and exercisable.

                           (d) Except for Company Stock Options, Company
Restricted Shares and the Rights, there are no options, warrants or other rights to acquire capital stock from the Company, and no preemptive or similar rights, calls, agreements, commitments, arrangements, subscription or other rights, convertible or exchangeable securities, agreements or arrangements of any character, relating to the capital stock of the Company, obligating the Company to issue, deliver, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment or outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of the capital stock or other voting securities of the Company (each of the foregoing, a "Company Convertible Security"). Since the close of business on January 29, 2005, the

Company has not issued any shares of capital stock or any Company Convertible Securities other than the issuance of Company Common Stock in connection with the exercise of Company Stock Options or Company Restricted Shares described above. Except as required by the terms of any Company Stock Options, there are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Convertible Securities.

                           (e) The Company does not have any outstanding bonds,
debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Company Voting Debt").

                  Section 3.5 Subsidiaries. Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, as filed with the SEC (the "Company 2004 Form 10-K") sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens and are validly issued, fully paid and nonassessable (to the extent such concepts are applicable, and except, if applicable, as otherwise provided in Section 180.0622(2)(b) of the WBCL), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

                  Section 3.6 SEC Documents.

                           (a) The Company has timely filed all reports, proxy
statements, registration statements, forms and other documents required to be filed by it with the SEC since February 2, 2002, (collectively, including any exhibits and schedules thereto, and all documents incorporated by reference therein, the "Company SEC Documents"). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents (other than the financial statements and notes and schedules thereto contained therein, as to which representations are made in Section 3.7), as of their respective filing and effective dates and, in the case of proxy statements, mailing dates (or, if amended prior to the date of this Agreement, as of the respective filing, effective and mailing dates of such amendments), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (as amended prior to the date of this Agreement, if amended prior to the date of this Agreement) complied in form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed.

                           (b) The Company is in compliance with, and has
complied, in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (collectively, "Sarbanes-Oxley"). The Company has previously made available to Parent copies of all certificates delivered by officers and employees of the Company, including the Company's chief executive officer and chief financial officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to the Company 2004 Form 10-K. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within those entities and (ii) disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who, in each case, have a significant role in the Company's internal control over financial reporting.

                  Section 3.7 Financial Statements; No Undisclosed Liabilities.

                           (a) The audited and unaudited consolidated financial
statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents or incorporated therein by reference (i) complied, as of their respective dates, as to form, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the dates of filing and effectiveness thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, including being subject to normal year-end adjustments which were not, and are not expected to be, material in amount) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal year-end adjustments which were not, and are not expected to be, material in amount).

                           (b) Except (i) as set forth, reflected or reserved
against in the consolidated balance sheet (including the notes thereto) of the Company included in the Company 2004 Form 10-K or (ii) for liabilities and obligations incurred since January 29, 2005 in the ordinary course of business consistent with past practice or not otherwise prohibited by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations that are of a nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or in the notes thereto, except for such liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.8 Proxy Statement; Schedule 13E-3. Each of (i) the Proxy Statement (and any amendments thereof or supplements thereto), as of the time of the mailing of the Proxy Statement to the Company's shareholders, as of the time of the Special Meeting and as of the time of any amendments thereof or supplements thereto, and (ii) the Schedule 13E-3, as of the date thereof, the date of any amendment thereto and as of the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or omitted in the Proxy Statement or the Schedule 13E-3 relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement or the Schedule 13E-3. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to the statements made or omitted in the Proxy Statement or the Schedule 13E-3 relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied by Parent, Acquisition Sub or their respective Affiliates for inclusion in the Proxy Statement or Schedule 13E-3.

                  Section 3.9 Absence of Material Adverse Changes, etc.

                           (a) Except for changes specifically contemplated by
this Agreement, since January 29, 2005, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and (ii) there has not been any event, change, occurrence or development which, individually or in the aggregate, (x) has had a Company Material Adverse Effect or (y) would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.

                           (b) Since January 29, 2005, and through the date of
this Agreement, except as specifically contemplated by this Agreement, or as disclosed in Section 3.9(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has taken any action that, if taken during the period of this Agreement through the Effective Time, would constitute a breach of Section 5.1 if taken without the consent of Parent.

                  Section 3.10 Taxes. (i) The Company and each of its Subsidiaries have filed all income and other material Tax Returns required to be filed and have paid all

Taxes shown to be due on such Tax Returns, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate in all material respects and disclose all material Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) none of the Company or any of its Subsidiaries has waived in writing any statute of limitations in respect of income Taxes which waiver is currently in effect, (iv) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) there is no material action, suit, investigation, audit, claim or assessment pending or proposed or, to the Knowledge of the Company, threatened in writing with respect to Taxes of the Company or any of its Subsidiaries, (vi) all material deficiencies asserted or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due, (viii) all material Taxes which the Company or any of its Subsidiaries are required by Applicable Law to withhold or to collect for payment have been duly withheld, collected and timely paid to the appropriate Governmental Entity, (ix) neither the Company nor any of the Company's Subsidiaries has granted in writing any power of attorney to any Third Party which is currently in force with respect to any Taxes or Tax Returns, (x) neither the Company nor any of the Company's Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes, and
(xi) pursuant to Treasury Regulations section 1.1445-2(c)(2), no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to the Foreign Investment in Real Property Tax Act).

                  Section 3.11 Employee Benefit Plans. (a) The Company has heretofore delivered or made available to Parent correct and complete copies of
(i) each "employee benefit plan" as such term is defined in section 3(3) of ERISA, (ii) each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company or an ERISA Affiliate for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (collectively, the "Plans"), (iii) if any Plan is funded through a trust or any third party funding vehicle (including insurance), copies of such trust or other vehicle and (iv) with respect to each Plan (as applicable), the most recent actuarial and trust reports, the most recent Form 5500 and all schedules thereto, the most recent IRS determination letter and the current summary plan descriptions.

                           (b) Section 3.11 of the Company Disclosure Letter
contains a correct and complete list of all Plans, including and specifically identifying all Plans pursuant to which any amounts may become vested or payable as a result of the consummation of the transactions contemplated hereby (either alone or in combination with other events). The consummation of the transactions contemplated hereby will not give rise to any payment or benefit (or acceleration of vesting of any amounts or benefits) that will be an "excess parachute payment" as defined in section 280G of the Code.

                           (c) The Company has no legally binding plan or
commitment to create any additional Plan or modify or change any existing Plan that would be reasonably expected to result in material liabilities to the Company, except as may be required by Applicable Law.

                           (d) No Plan is subject to Title IV of ERISA. Neither
the Company nor any ERISA Affiliate has incurred or reasonably expects to incur
(i) any liability under Title IV of ERISA, including any such liability arising out of proceedings instituted by the PBGC, or (ii) any material liability under Title I of ERISA. Neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any plan subject to Title IV of ERISA during the five (5) year period ending on the last day of the most recent plan year ended prior to the Closing Date. No Plan is a "multiemployer plan" (as such term is defined in section 3(37) of ERISA). As of the date of this Agreement, the Company has no unpaid withdrawal liability with respect to any "multiemployer plan" to which the Company or any ERISA Affiliate has contributed or been obligated to contribute.

                           (e) Each of the Plans has been operated and
administered in all material respects in accordance with the terms of such Plan and all Applicable Laws, including ERISA and the Code and no governmental audits, actions, suits or claims are pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened.

                           (f) Each of the Plans which is intended to be
"qualified" within the meaning of section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and no event since the date of such determination letter has occurred that would reasonably be expected to adversely affect such qualification or tax-exempt status. No Plan is a "multiple employer plan" for purposes of sections 4063 or 4064 of ERISA.

                           (g) No employee, director or consultant of the
Company or any Subsidiary of the Company is or will become entitled to death or medical post-employment benefits by reason of service to the Company or its Subsidiaries, other than coverage mandated by section 4980B of the Code or similar state law.

                  Section 3.12 Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (i) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and Environmental Permits, (ii) the operations of the Company and its Subsidiaries have not resulted in any Release of Hazardous Materials at or from any real property currently owned or operated by the Company or any of its Subsidiaries that, to the Knowledge of the Company, requires

Cleanup that has not been completed to the satisfaction of the relevant Governmental Entity or would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary, (iii) to the Knowledge of the Company no real property currently, or formerly, owned or operated by the Company or any of its Subsidiaries was contaminated by any Release of Hazardous Materials during or prior to such ownership or operation which contamination would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary, (iv) neither the Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Materials on any Third Party property that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Subsidiary, (v) there is no Environmental Claim pending or, to the Knowledge of Company, threatened, against the Company or any of its Subsidiaries, (vi) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any applicable Environmental Law or relating to Hazardous Materials, (vii) the Company has made available to Parent complete copies of any material reports, studies, analyses, tests or monitoring possessed by the Company or any Subsidiary of the Company as of the date hereof, and located at the Company's headquarters or the headquarters of Pamida, Inc., pertaining to Environmental Claims (except for Environmental Claims that have been fully resolved), or Hazardous Materials, if any, in, on, beneath or adjacent to any real property currently or formerly owned or operated by the Company or any Subsidiary of the Company or regarding the Company's or any of its Subsidiaries' compliance with applicable Environmental Laws and (viii) to the Knowledge of the Company, neither the Company Fee Property or the Company Leased Property contain any (a) underground storage tanks currently or formerly used by the Company or any Subsidiary, (b) exposed friable asbestos, (c) equipment using PCBs; or (d) septic tanks in which process wastewater or any Hazardous Materials have been disposed. This Section 3.12 sets forth the sole representations and warranties of the Company with respect to environmental matters, including all matters arising under Environmental Laws.

                  Section 3.13 Litigation; Compliance with Laws.

                           (a) There is no action, suit, proceeding or
investigation by or before any Governmental Entity (i) pending against or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (ii) as of the date of this Agreement, pending against or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties that would reasonably be expected to involve fines, penalties or damages in excess of $1,000,000. There is no judgment, decree, injunction, rule, writ or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, individually or in the aggregate, (x) would reasonably be expected to have a Company Material Adverse Effect or (y) would reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.

                           (b) The businesses of the Company and its
Subsidiaries are being conducted in compliance with Applicable Law, except for possible violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits (including certificates of occupancy), easements, variances, exceptions, consents, certificates, approvals and orders of, and has submitted notices to, any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted and in the manner described in the Company SEC Documents (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, (x) would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger. All such Company Permits are valid, and in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for such failures to be valid or in full force and effect or for such suspensions or cancellations that, individually or in the aggregate, (x) would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.

                  Section 3.14 Intellectual Property.

                           (a) Section 3.14(a) of the Company Disclosure Letter
sets forth a correct and complete list of all material U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) Software, in each case which is owned by the Company or its Subsidiaries. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Intellectual Property Rights set forth in Section 3.14(a) of the Company Disclosure Letter, and all such Intellectual Property Rights are subsisting, valid, and enforceable, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                           (b) The Company and its Subsidiaries own or have a
valid right to use, free and clear of all Liens created by the Company and its Subsidiaries, all Intellectual Property Rights necessary, or used or held for use in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to so own or have a valid right to use such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                           (c) Neither the Company nor any of its Subsidiaries
has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any Third Party, and, to the Knowledge of the Company, there has been no such claim asserted or, to the Knowledge of the Company, threatened since February 2, 2002, against the Company or any of its Subsidiaries, except where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                           (d) No third Person infringes, misappropriates or
violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened such a claim against any Person since February 2, 2002, except where such infringements, misappropriations or violations, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.15 Material Contracts.

                           (a) Except as filed as exhibits to the Company SEC
Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) with any of the twenty largest merchandise suppliers of the Company and its Subsidiaries, taken as a whole (measured by dollar volume of purchases by the Company and its Subsidiaries in the Company's fiscal year ended January 29, 2005), (iii) with any Person (other than any merchandise supplier of the Company and its Subsidiaries) that involves annual expenditures in excess of $2,000,000 and is not cancelable within 180 days without financial penalty to the Company, (iv) that provides for the indemnification by the Company or any of its Subsidiaries of any Person (except for indemnification provided for in standard vendor supply contracts or real property leases, entered into in the ordinary course of business), (v) that relates to any joint venture or partnership in which the Company or any of its Subsidiaries owns an interest, (vi) that restricts or limits the conduct of any line of business by the Company, any Subsidiary of the Company or any of the Company's current or future Affiliates or the geographic area in which the Company, any Subsidiary of the Company or any of the Company's current or future Affiliates may conduct business, except for such limitations or restrictions that are customary for such Contracts and that only restrict the operation of individual stores, in each case in any material respect, or (vii) that grants any right of first refusal, right of first offer, option or similar right with respect to, or limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of, any Company Real Property or any portion thereof or any other material amount of assets or business. Each Contract of the type described in the first sentence of this
Section 3.15(a) is referred to herein as a "Company Material Contract."

                           (b) Each Company Material Contract is a valid and
binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and each other party thereto, and is in full force and effect, except for any such Company Material Contracts that have expired subsequent to the date of this Agreement in accordance with their terms. Neither the Company nor any of its Subsidiaries is, and to the Knowledge of the Company, no Third Party is, in default under any

Company Material Contract, nor does any condition exist which with the passage of time or the giving of notice would cause such a violation of or default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, such Third Party, except for defaults that (i) have not had, individually or in the aggregate, a Company Material Adverse Effect and (ii) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger. No counterparty to any Company Material Contract has cancelled or otherwise terminated any Company Material Contract or provided to the Company written notice or, to the Knowledge of the Company, oral notice of its intent to do so.

                  Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth a correct and complete list of, and the Company has delivered to Parent correct and complete copies of binders for, all material insurance policies carried by or covering the Company and its Subsidiaries with respect to their respective businesses, assets and properties, including comprehensive general liability, fire and casualty, automobile liability, and workers' compensation insurance (the "Insurance Policies"). The Insurance Policies are in full force and effect, and no written notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any such Insurance Policy which has not been cured by the payment of premiums that are due, other than as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policy. The insurance coverage provided by the Insurance Policies (including as to deductibles and self-insured retentions and as to risks and losses covered) is reasonable and customary as compared to similarly situated companies engaged in a similar business. There are no pending material claims under the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied liability.

                  Section 3.17 Real Estate; Assets.

                           (a) Section 3.17(a) of the Company Disclosure Letter
sets forth a correct and complete list of each parcel of real property owned in fee by the Company or any of its Subsidiaries (the "Company Fee Property"), which list includes the legal address, record owner and the use thereof (i.e., ShopKo, Pamida or other use). The Company or one of its Subsidiaries has good, valid and marketable title to each Company Fee Property. The Company Fee Property is not subject to any Liens, except for Permitted Encumbrances. Prior to the date hereof, the Company has made available to Parent correct and complete copies of all deeds, mortgages, surveys, Company Permits relating to the Company Fee Property, title insurance commitments or policies (including any underlying documents relating to Permitted Encumbrances), if any, certificates of occupancy or equivalent documentation with respect to the Company Real Property and other material documents relating to or affecting the use, occupancy or operation of the Company Real Property to the extent the same are in its possession or control.

                           (b) Section 3.17(b) of the Company Disclosure Letter
sets forth a true, correct and complete list of (i) all real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries (the "Company Leased Property" and together with the Company Fee Property, the "Company Real Property"), which list includes the legal address and the use thereof (i.e., ShopKo, Pamida or other use) and (ii) each lease, sublease, license or other agreement granting to any Third Party a right to the use, occupancy or enjoyment of any Company Real Property or any portion thereof (the "Company Subleases"). The Company or one of its Subsidiaries has a good and valid leasehold or other interest in the Company Leased Property, free and clear of all Liens other than Permitted Encumbrances. The Company has made available to Parent correct and complete copies of all leases, subleases, licenses and other agreements (including all amendments, modifications, supplements, and extensions thereof) granting rights of use, occupancy or enjoyment to the Company and/or any of its Subsidiaries with respect to the Company Leased Property (the "Company Leases" and together with the Company Subleases, the "Leases") and copies of all Company Subleases (including all amendments, modifications, supplements, and extensions thereof).

                           (c) Each Lease is a valid and binding obligation of
the Company (or, if a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, except for any such Leases that expire subsequent to the date of this Agreement in accordance with their terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any Lease nor does any condition exist that, with the passage of time or the giving of notice, would cause such a default under such Lease, except for defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any cancellation or termination of any Lease, except for any such cancellation or termination that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is obligated under, or a party to, any Contract to purchase any Company Leased Property.

                           (d) (i) No condemnation proceeding is pending or
threatened with respect to any Company Real Property and (ii) the Company (and its applicable Subsidiary) and the Company Real Property is in compliance in all material respects with the terms and provisions of any restrictive covenants, easements, or agreements affecting the same, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                           (e) All components of all material improvements
(other than those which a Third Party is contractually obligated to maintain) included within the Company Real Property, including the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good condition (ordinary wear and tear excepted) and adequate for the use and operation of the Company Real Property (subject, in the case of Company Leased Property, for the remainder of the term of the corresponding Lease) to which they relate in the conduct of the business as presently conducted, except, in each case, for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                           (f) The Company Real Property (i) is served by all
utilities required for the current use thereof, including water, electrical supply, storm and sanitary sewerage facilities, (ii) has access to public roads and streets necessary for service of, and access to, such Company Real Property for the current use thereof (publicly dedicated streets or a validly existing easement) and the same are physically and legally open for use by the public and
(iii) is free from damage caused by fire or other casualty, which damage has not previously been restored, except, in the case of clauses (i), (ii) and (iii), for any such failure that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.


                  Section 3.18 Labor and Employment.

                           (a) There are no labor agreements, collective
bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council to which the Company or any of its Subsidiaries is a party or bound or covering employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no union organizing campaign with respect to the employees of the Company or any of its Subsidiaries is threatened or underway, no labor union, labor organization, trade union, works council or group of employees of the Company or any of the Company's Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any similar state or foreign Governmental Entity.

                           (b) (i) There is no unfair labor practice charge or
complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign Governmental Entity, (ii) there is no charge with respect to or relating to the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices and (iii) neither the Company nor any of its Subsidiaries has received notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment, or classes of the foregoing, alleging breach of any express or implied contract of employment, any Applicable Law governing the employment relationship or the termination thereof, except for such exceptions to the foregoing clauses (i) through (iii) which, individually or in the aggregate, (x) would not reasonably be expected to have a Company Material Adverse Effect and (y) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company or materially impair the ability of the Company to take any action necessary to consummate the Merger.

                           (c) The Company and its Subsidiaries are in
compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, including the Fair Labor Standards Act, the Immigration Control and Reform Act, 42 U.S.C. Sec. 1981, 42 U.S.C. Sec. 1985 and Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Health Insurance Portability Protection Act, the whistleblower provisions of Sarbanes-Oxley, the Occupational Safety and Health Act, except for failures to be in compliance or such practices which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the Knowledge of the Company, no such investigation is in progress, in each case, which would reasonably be expected to have a Company Material Adverse Effect.

                           (d) To the Knowledge of the Company, no officer of
the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or other written obligation to a former employer of any such officer relating to (i) the right of any such employee to be employed by the Company or any of its Subsidiaries, or (ii) the knowledge or use of Trade Secrets or proprietary information.

                           (e) As of the date hereof, within the last three (3)
years, the Company and the Company's Subsidiaries have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company's Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company's Subsidiaries; nor has the Company or any of the Company's Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

                  Section 3.19 Opinion of Financial Advisors. The Special Committee has received the opinion of Merrill Lynch to the effect that the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company (other than Parent, its Affiliates and Eugster).

                  Section 3.20 Finders' and Other Fees. Except for Merrill Lynch, whose fees will be paid by the Company, there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized to act on behalf of, the Special Committee, the Company or any Subsidiary of the Company, or any employee or consultant of the Company or any Subsidiary of the Company, that would be entitled to any fee, commission, sale bonus or similar payment from the Special Committee, the Company, any Subsidiary of the Company, Parent, Acquisition Sub or any of Parent's or Acquisition Sub's Affiliates upon consummation of the transactions contemplated hereby.

                  Section 3.21 Rights Amendment. The Company and the Company Board have taken all necessary action to render the Rights Agreement inapplicable to the transactions contemplated hereby, without any further action on the part of the holder of Company Common Stock or the Company Board, and neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the occurrence of a Distribution Date (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof.

                  Section 3.22 State Takeover Statutes. No "fair price," "merger moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including the provisions of Sections 180.1130 to 180.1134 and Sections 180.1140 to 180.1144 of the WBCL, inclusive) applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated hereby. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

                  Section 3.23 Title to Assets. The Company and each Subsidiary of the Company have good and valid title to all of their personal properties and assets reflected as being owned by the Company or one of its Subsidiaries on the Company's audited balance sheet (including in any related notes thereto) as of January 29, 2005 included in the Company 2004 Form 10-K or acquired after January 29, 2005 (other than assets disposed of since January 29, 2005 in the ordinary course of business consistent with past practice), in each case free and clear of all Liens and title defects, except for such Liens and title defects which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.24 Affiliate Transactions. Except pursuant to any employment agreement with any officer of the Company, as of the date hereof, there are no Contracts relating to any transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.

                  Section 3.25 Letters of Credit, Surety Bonds, Guarantees.
Section 3.25 of the Company Disclosure Letter sets forth, as of the date hereof, all standby letters of credit, performance or payment bonds, guarantee arrangements and surety bonds of any nature involving amounts in excess of $100,000 relating to the Company or any of its Subsidiaries.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND ACQUISITION SUB

                  Except as set forth in the corresponding section of the Parent Disclosure Letter, each of Parent and Acquisition Sub (each, an "Acquiror Entity") hereby jointly and severally represents and warrants to the Company as follows:

                  Section 4.1 Organization. Each Acquiror Entity is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have an Acquiror Entity Material Adverse Effect. Each Acquiror Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so duly qualified, licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have an Acquiror Entity Material Adverse Effect.

                  Section 4.2 Authorization. Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole shareholder of Acquisition Sub, is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  Section 4.3 Consents and Approvals; No Violations.

                           (a) Assuming that the Company Shareholder Approval is
obtained and all consents, approvals, authorizations and permits described in
Section 4.3(b) have been obtained and all filings and notifications described in
Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, neither the execution, delivery or performance of this Agreement by each Acquiror Entity nor the consummation by the Acquiror Entities of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws or the similar organizational documents of either Acquiror Entity, (ii) result in a violation or breach of or loss of any benefit under, constitute (with or without due notice or lapse of time or both) a change of control or default under, require the consent or approval of or the giving of notice to a Third Party pursuant to, or give to others any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, or result in the creation of a Lien on any property or asset of any Acquiror Entity, pursuant to any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which any of them or any of their assets is bound or (iii) conflict with or violate any Applicable Law applicable to any Acquiror Entity or by which any property or asset of any Acquiror Entity is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate,
(1) with respect to clause (ii), would not reasonably be expected to have an Acquiror Entity Material Adverse Effect and (2) with respect to clauses (ii) and
(iii), would not reasonably be expected to prevent or materially delay the performance of this Agreement by any Acquiror Entity or materially impair the ability of any Acquiror Entity to take any action necessary to consummate the Merger.

                           (b) Neither the execution, delivery or performance of
this Agreement by the Acquiror Entities nor the consummation by the Acquiror Entities of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) under the Exchange Act, the Securities Act, any applicable Blue Sky Law and the rules and regulations of the NYSE, (ii) under the HSR Act and any other applicable antitrust and competition laws, (iii) the filing and recordation of the Articles of Merger as required by the WBCL and
(iv) for such other consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, individually or in the aggregate, (x) would not reasonably be expected to have an Acquiror Entity Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the performance of this Agreement by any Acquiror Entity or materially impair the ability of any Acquiror Entity to take any action necessary to consummate the Merger.

                  Section 4.4 Capitalization. The authorized capital stock of Parent consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and are owned by Marathon Fund Limited Partnership V ("Marathon"), and the authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding and owned by Parent. All the issued and outstanding shares of capital stock of, or other ownership interests in, each Acquiror Entity have been duly authorized, validly issued and are fully paid and nonassessable (except, if applicable, as otherwise provided in Section 180.0662(2)(b) of the WBCL) and are owned free and clear of all Liens.

                  Section 4.5 Proxy Statement; Schedule 13E-3. None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in the Proxy Statement (and any amendments thereof or supplements thereto) and the Schedule 13E-3 (and any amendments thereto) will, (i) in the case of the Proxy Statement, as of the time of the mailing of the Proxy Statement to the Company's shareholders, as of the time of the

Special Meeting and as of the time of any amendments thereof or supplements thereto, and (ii) in the case of the Schedule 13E-3, as of the date thereof, the date of any amendment thereto and as of the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by any Acquiror Entity with respect to statements made in any of the foregoing documents based upon information supplied by the Company or its Subsidiaries.

                  Section 4.6 Acquiror Entity's Operations. Each Acquiror Entity was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not, other than in connection with the transactions contemplated hereby or thereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or
(iv) owned any assets or property.

                  Section 4.7 Ownership of Company Common Stock. Neither Acquiror Entity nor any of its respective "affiliates" or "associates" (as such terms are defined in Rule 12b-2 of the Exchange Act) is the "beneficial owner" (as such term is defined in the Company Articles) of any shares of Company Common Stock.

                  Section 4.8 Financing. Parent and Acquisition Sub have previously delivered to the Company the following: (i) (x) a fully executed commitment letter (the "Real Estate Debt Letter") from Bank of America, N.A. (the "Real Estate Lender") and accepted by Parent, providing the detailed terms and conditions upon which the Real Estate Lender has committed to provide Parent and Acquisition Sub with secured real estate financing in connection with the Merger in an aggregate amount equal to $700 million and (y) a fully executed commitment letter (each, a "Senior Debt Letter") from each of Bank of America Retail Financial Group and Back Bay Capital Funding LLC (each, a "Senior Debt Lender," and collectively with the Real Estate Lender, the "Lenders") and accepted by Parent, providing the detailed terms and conditions upon which the Senior Debt Lenders have committed to provide Parent and Acquisition Sub with senior debt financing in connection with the Merger in an aggregate amount equal to $415 million, and (ii) a fully executed letter (the "Equity Commitment Letter"), accepted by Parent, pursuant to which Marathon has committed to provide equity financing to Parent and Acquisition Sub in an aggregate amount of $27 million and Mr. Jack W. Eugster ("Eugster") has committed to provide equity financing to Parent and Merger Sub in an aggregate amount of $3 million (the Equity Commitment Letter, together with the Real Estate Debt Letter and the Senior Debt Letters, the "Financing Letters"). The financing contemplated by the Financing Letters (the "Financing"), together with the excess cash and option proceeds referred to therein, are sufficient to pay the aggregate Merger Consideration and Option Consideration, any amounts due under the Credit Facility and any amounts due in connection with the Debt Offer and pay all fees and expenses to be paid by Parent, Acquisition Sub, the Company or any of their respective Affiliates related to the transactions contemplated hereby (the sum total of the foregoing amounts, the "Required Cash Amount"). The Financing Letters are in full force and effect as of the date hereof. The obligations to fund the commitments under the

Financing Letters are not subject to any condition other than as set forth in the Financing Letters. Parent is not aware of any fact or occurrence existing on the date of this Agreement that causes the Financing Letters to be ineffective with respect to Parent, Acquisition Sub or the Merger, and Parent has no reason, as of the date hereof, to believe that any of the conditions to the Financing contemplated by the Financing Letters within Parent's control will not be satisfied or that the Financing will not be made available to Parent on the Closing Date.

         Section 4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by Marathon or either Acquiror Entity for which the Company would be liable if the Merger were not consummated.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

         Section 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and each of its Subsidiaries that (except (i) as expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter, (iii) as required by any Applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction or (v) to the extent that Parent shall otherwise consent in writing):

                  (a) Ordinary Course.

                           (i) The Company and each of its Subsidiaries shall
         (1) carry on their respective businesses in the usual, regular and ordinary course and consistent with past practice and (2) use reasonable best efforts to maintain their existence in good standing under Applicable Law. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers, employees and consultants, in each case to the end that their ongoing businesses shall not be impaired in a manner that would have a Company Material Adverse Effect at the Effective Time.

                           (ii) The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement.

                  (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (except for dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company), (ii) split, combine, subdivide, reclassify or amend the terms of any of its capital stock or authorize the issuance of or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities of the Company (other than upon the exercise of Company Stock Options outstanding as of the date hereof or upon the lapse of restrictions on Company Restricted Shares outstanding on the date hereof, in each case, in accordance with the terms of the relevant Company Stock Plan and the agreement relating to such Company Stock Option or Company Restricted Shares).

                  (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, pledge, dispose of, grant, transfer, encumber, deliver or sell, or authorize any of the foregoing actions with respect to, any shares of its capital stock of any class, any of its equity interests, any Company Voting Debt or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock or Company Voting Debt or convertible, exchangeable or exercisable securities or any other equity interests, other than
(i) the issuance of shares of Company Common Stock (and associated Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms of the Company Stock Option Plans in effect as of the date of this Agreement and delivery of Company Restricted Shares outstanding on the date hereof upon the lapse of restrictions, (ii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of the Company or (iii) issuances pursuant to the Rights Agreement.

                  (d) Governing Documents. The Company shall not amend the Company Articles or the Company Bylaws and neither the Company nor any Subsidiary of the Company shall amend the organizational documents of any Subsidiary of the Company.

                  (e) No Acquisitions; Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire (including by merger, consolidation, or acquisition of stock or assets), in a single transaction or in a series of related transactions, any interest in any Person or any division thereof or any assets, other than acquisitions of inventory in the ordinary course of business, or acquisitions of non-inventory assets in the ordinary course of business consistent with past practice for aggregate consideration not in excess of $5 million or (ii) enter into, renew, terminate, cancel or make any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice.

                  (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) sell, dispose of, transfer or divest any assets (including capital stock of any of its Subsidiaries), businesses or divisions other than transactions that are in the ordinary course of business or which involve assets (other than Company Real Property) having a current value of not in excess of $5 million in the aggregate or (ii) lease, license, mortgage, hypothecate, pledge, encumber, sell, sell and leaseback, sublease, grant any material easement affecting and/or transfer any interest in any Company Fee Property or any improvements thereon or on any Company Leased Property, or materially amend, extend, terminate or enter into any Lease.

                  (g) No Liens. Subject, in the case of Company Fee Property and Company Leased Property, to the restrictions set forth in Section 5.1(f), the Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens
(i) pursuant to, or permitted under, the Credit Facility, (ii) incurred in the ordinary course of business consistent with past practice or (iii) which would not reasonably be expected to have a Company Material Adverse Effect.

                  (h) Compensation; Severance. Except (i) as required by Applicable Law or (ii) to satisfy contractual obligations existing on the date hereof the Company shall not, and shall not permit any of its Subsidiaries to,
(1) except for payments to individuals other than directors or executive officers of the Company in the ordinary course of business consistent with past practice, pay or commit to pay any severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Plan, (2) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any director or officer or key employee of the Company or any of its Subsidiaries, (3) except for increases in benefits payable to individuals other than directors or executive officers of the Company in the ordinary course of business consistent with past practice, increase or commit to increase any employee benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, including wages, salaries, compensation, pension, severance, termination pay or other benefits or payments (except as required by an existing Plan or Applicable Law), (4) adopt or make any commitment to adopt any additional employee benefit plan, (5) make any contribution to any Plan, other than (A) regularly scheduled contributions and
(B) contributions required pursuant to the terms thereof or Applicable Law, or
(6) amend or extend or make any commitments to amend or extend any Plan in any material respect, except for amendments required by Applicable Law.

                  (i) Accounting Methods; Income Tax Elections. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change its methods of accounting or accounting practice as in effect at January 29, 2005, except as required by reason of a change in SEC guidelines or GAAP, (ii) change its fiscal year, (iii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods (unless required by Applicable Law), (iv) amend any Tax

Returns (unless required by Applicable Law), (vi) settle or compromise any claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any claim or audit relating to Taxes or (vii) make or change any elections relating to Taxes, other than as required by Applicable Law.

                  (j) Certain Agreements and Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location, (ii) amend, modify or terminate, or permit the amendment, modification or termination of, any Company Lease or Company Sublease or (iii) engage in any transaction with, or enter into, amend or terminate (except pursuant to its terms) any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's Affiliates, including any transactions, agreements, arrangements or understandings with any Affiliate of the Company or other Person covered under Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed under such
Item 404.

                  (k) Rights Agreement. The Company shall not (i) redeem the Rights, or amend or modify or terminate the Rights Agreement other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (ii) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (iii) below, or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or Acquisition Sub or any of their respective Affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Company Common Stock without causing a Distribution Date or a Shares Acquisition Date (as each such term is defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person.

                  (l) Corporate Structure. The Company shall not, and shall not permit any of its Subsidiaries to, alter (through merger, liquidation, reorganization, restructuring or any other fashion) the corporate structure or ownership of the Company or any of its Subsidiaries, including through the adoption of a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization.

                  (m) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or issue any debt securities or assume (including in connection with any recapitalization involving the Company or any of its Subsidiaries), guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary) for borrowed money, except for indebtedness (x) incurred under the Company's existing credit facilities or renewals or refinancings thereof or (y) in an aggregate principal amount not to exceed $2 million at any time outstanding, (ii) pre-pay any long-term debt, except for purchases of long-term debt (other than the Senior Notes) in the ordinary course of business in an amount not to exceed $2 million in the aggregate for the Company and its Subsidiaries taken as a whole, or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms.

                  (n) Settlements; Compromises. The Company shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any material claims against the Company or any of its Subsidiaries, or any litigation or arbitration, except (i) where the amount of any claim waived, released, assigned, settled or compromised, or the amount paid in any settlement or compromise, does not exceed $100,000, and (ii) the terms of such settlement or compromise would not prohibit or materially restrict the Company from operating its business as currently conducted.

                  (o) Miscellaneous. The Company shall not, and shall not permit any of its Subsidiaries to (i) terminate any material Insurance Policy other than in the ordinary course of business and (ii) permit to lapse any registrations or applications for registration of material Intellectual Property Rights owned by the Company or any of the Company's Subsidiaries.

                  (p) Certain Prohibited Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action (i) that is intended to result in any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) that is described in the foregoing subsections (a)-(o) of this Section 5.1, except as otherwise permitted by this Agreement.

         Section 5.2 Shareholders' Meeting; Proxy Material.

                  (a) Subject to Section 5.4(c), the Company shall, acting through the Company Board and in accordance with Applicable Law and the Company Articles and the Company Bylaws, use its reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement, including the Merger, and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.2(a) shall not be affected by (i) a Change in Recommendation permitted by Section 5.4(c) or (ii) the commencement, public announcement, disclosure or other communication to the Special Committee or the Company Board of any Acquisition Proposal or any intention (whether or not conditional) with respect to any potential or future Acquisition Proposal, unless, in the case of clause (i), this Agreement is terminated pursuant to Section 7.1(e), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 7.1(h).

                  (b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC (i) a proxy statement (as amended or supplemented and, together with any other required proxy materials, the "Proxy Statement") relating to the Special Meeting and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (as amended or supplemented, the "Schedule 13E-3"). Prior to filing the Proxy Statement and the Schedule 13E-3, with the SEC, the Company shall consult with Parent and Acquisition Sub with respect to such filings and shall afford Parent and Acquisition Sub reasonable opportunity to comment thereon. Parent shall furnish all information concerning it and Acquisition Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3.

                  (c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3, including any request from the SEC for amendments of, or supplements to, the Proxy Statement or
Schedule 13E-3 and any request by the SEC for additional information, and furnish Parent with a copy of any such written comments. Prior to responding to any such comments, including the filing of any amendment or supplement to the Proxy Statement or the Schedule 13E-3 with the SEC or the furnishing of additional information, the Company shall consult with Parent and Acquisition Sub with respect thereto and shall afford Parent and Acquisition Sub reasonable opportunity to comment thereon. Subject to the Company's right to terminate this Agreement pursuant to Section 7.1(h), the Company (in consultation with Parent and Acquisition Sub) shall use its reasonable best efforts to respond to the comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company; provided, that prior to such filing, the Company shall consult with Parent and Acquisition Sub with respect to such filing and shall afford Parent and Acquisition Sub reasonable opportunity to comment thereon.

         Section 5.3 Access to Information.

                  (a) Upon reasonable advance notice, between the date of this Agreement and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of their respective Representatives to, (i) give Parent, Acquisition Sub and their potential financing sources and its and their respective Representatives (collectively, "Acquiror's Representatives") reasonable access during normal business hours to the offices, properties, books and records (including all Tax Returns and other

Tax-related information) of the Company and its Subsidiaries, (ii) furnish to Acquiror's Representatives such financial and operating data and other information (including all Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, that such access shall only be provided to the extent that such access would not violate Applicable Laws or the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are subject; provided, further, that to the extent that the Company or any of its Subsidiaries is restricted in or prohibited from providing any such access to any documents or data pursuant to any such Contract for the benefit of any Third Party, upon the request of Parent, each of the Company and any such Subsidiary shall use its reasonable best efforts to obtain any approval, consent or waiver with respect to such Contract that is necessary to provide such access to Acquiror's Representatives. Without limiting the foregoing, Parent, Acquisition Sub and the Acquiror's Representatives shall be allowed to conduct visual inspections, take measurements, make surveys, conduct a Phase I environmental investigation of the Company, its Subsidiaries and their properties, but shall not be allowed, absent the prior written approval of the Company, to perform any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental investigation. The Company and its Subsidiaries shall reasonably cooperate with Parent, Acquisition Sub and the Acquiror's Representatives in connection with any such environmental investigation, including making available personnel, outside contractors and outside consultants with knowledge of environmental matters pertaining to the Company, its Subsidiaries and their properties and making available relevant documents related to such matters.

                  (b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time, the Company shall furnish to Parent, within fifteen (15) Business Days after the end of each month, the standard monthly reporting package set forth in Section 5.3(b) of the Company Disclosure Letter.

                  (c) Any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror's Representatives not to, use any information acquired pursuant to this Section
5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby. No investigation conducted pursuant to this Section 5.3 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

         Section 5.4 No Solicitation.

                  (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, (whether directly or indirectly through its Representatives), and the Company shall direct and use reasonable best efforts to cause its and its Subsidiaries' respective

Representatives not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate (including, in each case, by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any of its Subsidiaries to, or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person with respect to an Acquisition Proposal or (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal or a Company Alternative Transaction (other than, in each case, an Acceptable Confidentiality Agreement) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Notwithstanding the previous sentence, if at any time prior to obtaining the Company Shareholder Approval,
(a) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.4(a) and (b) the Special Committee has reasonably determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then the Company may take any of the actions described in clause (ii) of this Section 5.4(a); provided, that the Company (A) will provide notice to Parent and Acquisition Sub of the receipt of such Acquisition Proposal within twenty-four (24) hours after the Special Committee has Knowledge of the receipt thereof, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement and
(C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company provided to such other Person which was not previously provided to Parent and Acquisition Sub. Upon execution of this Agreement, the Company shall (whether directly or indirectly through its Representatives), and the Company shall direct and use reasonable best efforts to cause its and its Subsidiaries' respective Representatives to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished by or on behalf of the Company be returned or destroyed. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.4(a) by any of the Company's Representatives or its Subsidiaries' Representatives, whether or not purporting to act on behalf of the Company, shall constitute a breach of this Section 5.4(a) by the Company.

                  (b) The Company shall, notify Parent promptly (and in any event within twenty-four (24) hours) of any Acquisition Proposal or of any request for information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall inform Parent on a current basis of the status and terms of any discussions regarding, or relating to, any such Acquisition Proposal with a Third Party (including amendments and proposed amendments) and, as promptly as practicable, of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal. In fulfilling its obligations under this
Section 5.4(b), the Company shall provide promptly to Parent copies of all written proposals. All information provided by the Company to Parent pursuant to this Section 5.4(b) shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement. Immediately upon determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice ("Notice of Superior Proposal") advising Parent that the Special Committee has so determined, specifying the terms and conditions of such Superior Proposal (including the amount per share that the Company's shareholders will receive per share of Company Common Stock (valuing any non-cash consideration at what the Special Committee determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be the fair value of the non-cash consideration)) and including a copy thereof with all accompanying documentation and the identity of the Person making such Superior Proposal and providing Parent with a copy of the Superior Proposal and all documents relating thereto.

                  (c) Each of the Special Committee (subject to approval and adoption by the Company Board) and the Company Board (as applicable) has adopted a resolution resolving (subject to the terms and conditions of this Agreement) to recommend that the holders of shares of Company Common Stock vote for the approval of this Agreement (the "Company Recommendation"). Neither the Special Committee nor the Company Board (as applicable) shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in each case, in a manner adverse to Parent, the Company Recommendation or make any statement, filing or release, in connection with the Special Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), subject to
Section 5.4(d) (any such action, a "Change in Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Transaction and/or (iii) enter into (or cause the Company or any Subsidiary of the Company to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Company Alternative Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with the provisions of Section 5.4(a)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger. Notwithstanding the foregoing, prior to obtaining the Company Shareholder Approval, (x) the Company Board may effect a Change in Recommendation if the Special Committee has determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that it would be consistent with its fiduciary duties to the Company's shareholders under Applicable Law to effect a Change in Recommendation (regardless of the existence of a Superior Proposal at such time) and (y) (i) the Company Board may approve or recommend to the shareholders of the Company an Acquisition Proposal that the Company Board has determined constitutes a Superior Proposal (a "Company Subsequent Determination"), (ii) terminate this Agreement pursuant to Section 7.1(h) and (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to such Superior Proposal if, but only if, in each case with respect to clause (y), (A) the Company has fully complied with its obligations under this Section 5.4(c), and (B) the Company has complied with the terms of
Section 7.1(h) and has paid to Parent the Expenses and the Termination Fee, in each case, in accordance with Section 7.3.

                  (d) Nothing contained in this Section 5.4 shall prohibit the Company, the Special Committee or the Company Board from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by Applicable Law or any disclosure to the Company's shareholders if, in the good faith judgment of the Special Committee, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, such disclosure is necessary in order for the Special Committee to comply with its fiduciary duties to the Company's shareholders under Applicable Law.

         Section 5.5 Real Estate Transfer Taxes. The Company shall pay all state or local real property transfer, gains or similar Taxes, if any (collectively, the "Transfer Taxes"), attributable to the transfer of the beneficial ownership of the Company's and any of its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any of its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the Company Fee Properties of the Company and any of its Subsidiaries shall be determined by Parent in its reasonable discretion. The shareholders of the Company (who are intended third-party beneficiaries of this Section 5.5) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.5 in the preparation of any return with respect to the Transfer Taxes.

         Section 5.6 Director and Officer Liability.

                  (a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees or agents of the Company and its Subsidiaries (the "Indemnitees") as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 5.6 of the Company Disclosure Letter and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto.

                  (b) For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Person covered at or prior to the Effective Time by the Company's officers' and directors' liability insurance policy maintained by the Company and in effect as of the date hereof on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date hereof and described in Section 5.6 of the Company Disclosure Letter; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 300% of the current annual premium paid by the Company for such insurance (the "Maximum Amount"), to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six (6) year period, the most advantageous policy of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide each such Person covered at or prior to the Effective Time by the Company's officers' and directors' liability insurance policy maintained by the Company and in effect as of the date hereof with coverage, from the Effective Time to the sixth anniversary of the Effective Time, with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, on terms with respect to coverage and amount no less favorable than the directors' and officers' liability insurance policy maintained by the Company in effect as of the date hereof. Section 5.6 of the Company Disclosure Letter sets forth the Maximum Amount.

                  (c) This Section 5.6 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

                  (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.

                  (e) The obligations of the Company and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee or insured party to whom this
Section 5.6 applies without the written consent of such affected Indemnitee or insured party.

         Section 5.7 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated hereby as promptly as practicable.

         Section 5.8 Certain Filings. (a) Parent, Acquisition Sub and the Company shall cooperate with one another (i) in connection with the preparation of the Proxy Statement and the Schedule 13E-3, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required (each a "Governmental Consent"), or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties (each a "Third Party Consent") pursuant to any Contract identified on Section 5.8(a) of the Parent Disclosure Letter and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement or the Schedule 13E-3 and seeking timely to obtain any such Governmental or Third Party Consents. In the event that either party shall fail to obtain any Governmental or Third Party Consent described in clause (ii) of this Section 5.8(a), such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such Governmental or Third Party Consent. Without limiting the provisions of this Section 5.8, the Company shall, and Parent and Acquisition Sub shall, cause its "ultimate parent entity" to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as promptly as practicable following the execution of this Agreement, and, subject to Section 5.8(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated hereby.

                  (b) Subject to Section 5.8(c), (i) the Company, Parent and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Regulatory Law, the Company, Parent and Acquisition Sub shall each cooperate in all respects and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.

                  (c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Regulatory Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of

Justice) with respect to this Agreement and the transactions and other agreements contemplated hereby and permit the other party to review in advance any proposed written communication to any Governmental Entity, (ii) unless required by Applicable Law, not agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (iii) subject to any restrictions under any Regulatory Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby and thereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.

         Section 5.9 Public Announcements. None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required by law or by any listing agreement with, or the policies of, the NYSE and after reasonable prior notice to the other parties hereto.

         Section 5.10 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use reasonable best efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effect of any such statute or regulation on the transactions contemplated hereby.

         Section 5.11 Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of
(i) any notice or other communication from any Person of which the Company has Knowledge alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company's Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent or Acquisition Sub, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would reasonably be expected to materially delay or impair the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

         Section 5.12 Financing.

                  (a) Parent and Acquisition Sub shall use their reasonable best efforts to obtain the Financing as set forth in the Financing Letters; provided, however, that notwithstanding anything in this Agreement to the contrary, Parent and Acquisition Sub shall be entitled to obtain, in their sole discretion, substitute debt financing in place of some or all of the Financing provided under the Real Estate Debt Letter or one or both of the Senior Debt Letters ("Substitute Debt Financing") with one or more other nationally recognized financial institutions if, and only if, such Substitute Debt Financing would not
(i) delay the consummation of the Merger past November 1, 2005 and (ii) prevent the delivery of the solvency letter contemplated by Section 5.13.

                  (b) Parent shall provide prompt written notice to the Company of (i) Marathon's or Eugster's refusal or stated intent to refuse to provide the financing described in the Equity Commitment Letter and (ii) the Lenders' refusal or stated intent to refuse to provide the financing described in the Real Estate Debt Letter or any of the Senior Debt Letters, and/or any other lender's stated intent to refuse to provide the financing contemplated by any Substitute Debt Financing, and, in each case, the stated reasons therefor. In any such event, Parent shall use its reasonable best efforts to obtain alternative financing as promptly as practicable in an amount at least equal to the Required Cash Amount (it being understood that such reasonable best efforts would not require Parent to obtain financing that is, (x) with respect to the economic terms thereof, on terms less favorable to Parent thereunder than those set forth in the Financing Letters or the financing arrangements relating thereto, as the case may be, or (y) with respect to the non-economic terms thereof, on terms that are not substantially similar to those set forth in the Financing Letters or the financing arrangements relating thereto, as the case may be).

                  (c) From the date of this Agreement until the Effective Time, the Company agrees to provide, and shall cause its Subsidiaries to provide, and will use its reasonable best efforts to cause their respective Representatives to provide, all cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions, replacements or refinancing thereof), including using reasonable best efforts to
(i) cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions each conducted at the expense of Parent, (ii) assist with the preparation of disclosure documents in connection therewith, (iii) execute and deliver any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent, (iv) direct (A) its independent accountants and counsel to provide reasonable assistance to Parent, including requesting that such accountants provide consent to Parent to use their audit reports and SAS 100 reviews relating to the Company and its Subsidiaries and, at the expense of Parent, to provide any necessary "comfort letters" in connection with the Financing and (B) appropriate officers to sign any customary management representation letters to its independent accountants and (v) solicit and cause to be delivered such certificates, affidavits and instruments (including affidavits of title, survey affidavits, estoppel certificates and lien waivers), legal opinions and other documents, in each case, as may be reasonably requested by Parent or reasonably required by any Lender or title insurance company and, in each case, at the expense of Parent.

                  (d) In addition, in connection with obtaining the Financing, at such time as requested by Parent and Acquisition Sub, the Company shall (i) commence a cash tender offer (the "Debt Offer") to purchase any and all of the Senior Notes and (ii) solicit the consent of the holders of the Senior Notes regarding certain amendments (the "Indenture Amendments") to the covenants contained in the Indenture, dated as of March 12, 1992, by and between the Company and First Trust National Association, as trustee. Such offer to purchase and consent solicitation shall be made in accordance with the written terms and conditions provided, from time to time, by Parent to the Company and Applicable Law; provided, that, in any event, the parties agree that the terms and conditions of the Debt Offer and Indenture Amendments shall provide that the closing and effectiveness, respectively, thereof shall be contingent upon the Closing of the Merger. The Company shall not, without Parent's and Acquisition Sub's prior consent, waive any condition to the Debt Offer described in the written terms and conditions provided by Parent to the Company from time to time.

         Section 5.13 Solvency Letter. The parties shall engage, at the expense of the Company (except that, if the Closing does not occur, the Company and Acquisition Sub shall share such expense equally), an appraisal firm of national reputation reasonably acceptable to Parent and the Company to deliver a letter in a form reasonably acceptable to the Special Committee and addressed to the Company Board (and on which the Special Committee shall be entitled to rely), the respective Boards of Directors of Parent and Acquisition Sub and, if requested by them, the Lenders, supporting the conclusion that immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, including the Financing, any Substitute Debt Financing and the payment of the Required Cash Amount, the Company will be Solvent (or the equivalent thereof, as determined in the reasonable discretion of Parent and the Company) (such letter, the "Solvency Letter"). Without limiting the generality of the foregoing, each of Parent and the Company shall use their respective reasonable best efforts to (i) make available their respective officers, agents and other representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company as may reasonably be requested by such appraisal firm in connection with delivering such Solvency Letter.

         Section 5.14 Shareholder Litigation. Without limiting the generality of
Section 5.11, the Company shall promptly advise Parent orally and in writing of any litigation brought by any shareholder of the Company against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Parent's advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration without Parent's prior written consent.

         Section 5.15 Tax Covenants.

                  (a) Immediately prior to the Closing, the Company shall furnish to Parent and Acquisition Sub a certification in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent and Acquisition Sub, certifying that the Company Common Stock is regularly traded on an established securities market within the meaning of Treasury Regulations section 1.1445-2(c)(2).

                  (b) During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company's Subsidiaries to:
(i) timely file all Tax Returns ("Post-Signing Returns") required to be filed by the Company or such Subsidiary, as the case may be, and all Post-Signing Returns shall be prepared in a manner consistent with past practice (except as required by Applicable Law), (ii) timely pay all Taxes due and payable by the Company and such Subsidiary, respectively, and (iii) promptly notify Parent of any federal or state income or franchise, or other material claim for Taxes pending against or with respect to the Company or any such Subsidiary (or any significant developments with respect to ongoing federal or state income or franchise or other material claim for Taxes), including material Tax liabilities and material refund claims.

         Section 5.16 Employees and Employee Benefit Plans.

                  (a) For a period of not less than one (1) year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (the "Affected Employees"), while employed by the Company or the Subsidiaries, with compensation and benefits (not including equity compensation) which are substantially comparable in the aggregate to the compensation and benefits provided to such Affected Employees as of the date of this Agreement. Nothing contained in this Section 5.16 shall be deemed to grant any Affected Employee any right to continued employment after the Closing Date. The Surviving Corporation shall continue to provide and recognize all accrued but unused vacation of Affected Employees as of the Closing Date. Any preexisting condition clause in any of the welfare plans (including medical, dental and disability coverage) established or maintained by the Surviving Corporation after the Closing Date shall be waived for the Affected Employees (other than pre-existing conditions that are already in effect with respect to Affected Employees, to the extent permitted by Applicable Law), and Affected Employees shall be credited with service with the Company for all purposes under such plans. Parent shall, and shall cause the Surviving Corporation to, assume and honor all agreements set forth in Section 5.16(a) of the Company Disclosure Letter to the extent of the respective terms of such agreements. Subject to the preceding sentence, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation or Parent to amend or terminate any particular Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or Parent to offer to continue the employment of any employee of the Company or its subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any Plan.

                  (b) The Company shall take all action necessary to amend its 2000 Executive Long Term Incentive Plan effective immediately prior to the Closing Date to provide that awards under such plan shall be payable only in cash.

                  (c) The Surviving Corporation and the Subsidiaries shall be responsible for all liabilities or obligations under the WARN Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Surviving Corporation shall be liable for any workers' compensation or similar workers' protection claims of any Affected Employee incurred prior to the Closing Date.

         Section 5.17 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         Section 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

                  (a) The Company Shareholder Approval shall have been obtained at the Special Meeting.

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Acquisition Sub shall have been made or obtained (as the case may be), except for those the failure to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or an Acquiror Entity Material Adverse Effect.

                  (c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of or disallows the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of or disallow the Merger.

                  (d) The Company Board, the respective Boards of Directors of Parent and Acquisition Sub and, if requested by them, the Lenders, shall have received the letter referred to in Section 5.13 or Acquisition Sub shall have provided to the Company Board, the Special Committee, the respective Boards of Directors of Parent and Acquisition Sub and the Lenders, if requested by them, from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Special Committee and Parent.

         Section 6.2 Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:

                  (a) The representations of Parent and Acquisition Sub contained in the first sentence of Section 4.1 (Organization), in Section 4.2 (Authorization) and in Section 4.4 (Capitalization) shall be true and correct in all respects in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of Parent and Acquisition Sub contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any limitation as to "materiality" or "Acquiror Entity Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Acquiror

Entity Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have an Acquiror Entity Material Adverse Effect.

                  (b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.

                  (c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

         Section 6.3 Conditions to Parent's and Acquisition Sub's Obligations to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver on or prior to the Closing of each of the following conditions:

                  (a) The representations of the Company contained in the first sentence of Section 3.1 (Organization), in Section 3.2 (Authorization), in
Section 3.4 (Capitalization), in Section 3.9(a)(ii)(x) (No Company Material Adverse Effect), in Section 3.19 (Opinion of Financial Advisors), in Section
3.20 (Finders' and Other Fees), in Section 3.21 (Rights Amendment) and in
Section 3.22 (State Takeover Statutes) shall be true and correct in all respects, in each case as of the Effective Time (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

                  (c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                  (d) The Company shall have received the financing proceeds under the Financing Letters (other than the equity portion of the Financing under the Equity Commitment Letter), in the amounts and on the terms and conditions set forth in the Financing Letters, or the financing proceeds of any Substitute Debt Financing, in the amounts and on the terms and conditions set forth in the financing arrangements related thereto, or shall have obtained proceeds from alternative financing as provided in Section 5.12(b); provided, that this condition shall be inapplicable if, and to the extent that, Parent and/or Acquisition Sub shall not have performed or complied with their obligations under Section 5.12.

                                  ARTICLE VII
                                   TERMINATION

         Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the Company Shareholder Approval:

                  (a) by mutual written consent of Parent, Acquisition Sub and the Company, which consent shall have been approved by action of their respective Boards of Directors;

                  (b) by the Company, Parent or Acquisition Sub if the Closing shall not have occurred on or before November 1, 2005 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation (including such party's obligations under Section 5.8) or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

                  (c) by the Company, Parent or Acquisition Sub if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to Section 5.8), and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) by the Company, Parent or Acquisition Sub if at the Special Meeting or any adjournment thereof the Company Shareholder Approval shall not have been obtained;

                  (e) by Parent or Acquisition Sub, if (i) the Company Board or any committee thereof shall have effected a Change in Recommendation or (ii) the Company Board or any committee thereof shall have made, or advised Parent or Acquisition Sub of its intention to make, a Company Subsequent Determination;

                  (f) by the Company, if there is a breach by Parent or Acquisition Sub of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in
Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within 15 days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; provided, that at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement;

                  (g) by Parent or Acquisition Sub, if there is a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) which has not been cured (or is not capable of being cured) within 15 days following receipt by the Company of written notice from Parent and Acquisition Sub stating Parent's or Acquisition Sub's intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination; provided, that at the time of the delivery of such notice, neither Parent or Acquisition Sub shall be in material breach of its obligations under this Agreement; or

                  (h) by the Company if (A) the Company Board makes a Company Subsequent Determination in accordance with the terms of Section 5.4(c), (B) the Company shall have given Parent five (5) Business Days' prior written notice of its intention to make such Company Subsequent Determination, it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new two (2) Business Day period to afford Parent the opportunity to negotiate with the Company as contemplated below, (C) the Company and the Special Committee shall have cooperated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that any such adjustment to the terms and conditions of this Agreement shall be at the discretion of Parent at the time,
(D) Parent shall not have, within five (5) Business Days of Parent's receipt of the notice described clause (B) above (or within such two (2) Business Day period in the case of such an amendment), made an offer that the Special Committee determines in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, to be as favorable to the Company's shareholders as such Superior Proposal, and (E) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee.

         The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

         Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company, Parent or Acquisition Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Acquisition Sub or their respective officers or directors, except with respect to this Section 7.2, Section 7.3 and Article VIII (except for Section 8.1), which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Company nor Parent or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement and except that the Confidentiality Agreement shall survive such termination.

         Section 7.3 Fees and Expenses.

                  (a) The Company agrees to reimburse Parent (or its designees) for all documented out-of-pocket expenses of Parent and its Affiliates, including fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, "Expenses"), up to a maximum amount of $12 million, if this Agreement is terminated:

                           (i) by Parent or Acquisition Sub pursuant to Section 7.1(e)(ii);

                           (ii) by Parent or Acquisition Sub pursuant to Section 7.1(g) (I) as a result of the Company's willful breach of any of its representations, warranties or covenants contained in this Agreement, which breach gives rise to the failure of a condition set forth in
         Section 6.3(a) or 6.3(b) to be satisfied or (II) as a result of the Company's material breach of any of its representations or warranties set forth in Section 3.17, which breach gives rise to the failure of the condition set forth in Section 6.3(d) to be satisfied; provided, that in the case of subclause (II) of this clause (ii), the maximum amount of Expenses to be paid to Parent shall not exceed $8 million;

                           (iii) by the Company pursuant to Section 7.1(h); or

                           (iv) by the Company, Parent or Acquisition Sub pursuant to Section 7.1(b) or Section 7.1(d), and on or before the date of any such termination described in this clause (iv), an Acquisition Proposal shall have been publicly announced, disclosed or otherwise communicated to the Special Committee or the Company Board.

                  (b) (x) The Company agrees to pay Parent (or its designees) an amount equal to $27 million (less any amounts paid to Parent (or its designees) under Section 7.3(a) or Section 7.3(b)(y)) (the "Termination Fee") if this Agreement is terminated:

                           (i) by Parent or Acquisition Sub pursuant to Section 7.1(e)(ii);

                           (ii) by the Company pursuant to Section 7.1(h);

                           (iii) by the Company, Parent or Acquisition Sub pursuant to Section 7.1(b) or Section 7.1(d), and (I) on or before the date of any such termination described in this clause (iii), an Acquisition Proposal shall have been publicly announced, disclosed or otherwise communicated to the Special Committee or the Company Board, and, in the case of Section 7.1(d) only, such Acquisition Proposal shall not have been withdrawn prior to the Special Meeting and (II) within twelve (12) months of such termination, the Company Board shall have recommended, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, a Company Alternative Transaction or a Company Alternative Transaction shall have occurred (in each case, with references to "20%" in clauses
         (i), (ii) and (iii) of the definition of "Company Alternative Transaction" deemed to be references to "50.1%"). Notwithstanding the foregoing, if the Company would have been required to make a payment under this clause (iii) but for the fact that the Person (or any of its Affiliates) with whom the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Company Alternative Transaction (with references to "20%" in clauses (i), (ii) and (iii) of the definition of "Company Alternative Transaction" deemed to be references to "50.1%") within twelve (12) months after termination of this Agreement withdrew an Acquisition Proposal prior to the event giving rise to the right of termination of this Agreement under Section 7.1(d) to avoid payment of the Termination Fee, then the Company shall upon the earlier of reaching such definitive agreement and such consummation of a Company Alternative Transaction (with references to "20%" in clauses (i), (ii) and (iii) of the definition of "Company Alternative Transaction" deemed to be references to "50.1%") pay Parent the amount set forth in this clause (iii);

                           (iv) by Parent or Acquisition Sub pursuant to Section 7.1(g) as a result of the Company's willful breach of any of its representations, warranties or covenants contained in this Agreement, which breach gives rise to the failure of a condition set forth in
         Section 6.3(a) or 6.3(b) to be satisfied and within twelve (12) months of such termination, the Company Board shall have recommended, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, a Company Alternative Transaction or a Company Alternative Transaction shall have occurred (in each case, with references to "20%" in clauses (i), (ii) and (iii) of the definition of "Company Alternative Transaction" deemed to be references to "50.1%"); or

                           (v) by Parent or Acquisition Sub pursuant to Section 7.1(e)(i) and within twelve (12) months of such termination, the Company Board shall have recommended, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, a Company Alternative Transaction or a Company Alternative Transaction shall have occurred (in each case, with references to "20%" in clauses (i), (ii) and (iii) of the definition of "Company Alternative Transaction" deemed to be references to "50.1%").

                           (y) The Company agrees to pay Parent (or its designees) an amount equal to $15 million if this Agreement is terminated by Parent or Acquisition Sub pursuant to Section 7.1(e)(i).

                  (c) Any payment required to be made pursuant to Section 7.3(a) or Section 7.3(b) shall be made (X) concurrently with a termination by the Company giving rise to the payments provided for in Section 7.3(a)(iii), Section 7.3(a)(iv) or Section 7.3(b)(ii) and (Y) not more than two (2) Business Days after any other event giving rise to any payment provided for in Section 7.3(a) or Section 7.3(b) and not covered under clause (X). All payments under this
Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                  (d) No payment under this Section 7.3 shall limit in any respect any rights or remedies available to Parent and Acquisition Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive any payment under this Section 7.3.

                  (e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if the Closing does not occur, the Company and Acquisition Sub shall share equally all fees and expenses (other than attorneys' and accountants' fees and expenses) incurred by the Company in relation to the Debt Offer and the printing and filing of the Proxy Statement and Schedule 13E-3 (in each case, including any related preliminary materials, financial statements and exhibits) and any amendments or supplements thereto and all filing fees required in connection with the filing of Premerger Notifications under the HSR Act and any filings under antitrust and competition laws of any other applicable jurisdiction shall be shared equally by the parties.

                  (f) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount set forth in this Section 7.3, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                  "ACCEPTABLE CONFIDENTIALITY AGREEMENT" means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement, but which exclude standstill provisions.

                  "ACQUIROR ENTITY" has the meaning set forth in the first sentence of Article IV.

                  "ACQUIROR ENTITY MATERIAL ADVERSE EFFECT" means any effect, change, event, fact, condition, occurrence or development that, individually or in the aggregate, with other effects, changes, events, facts, conditions, occurrences or developments, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Acquiror Entities taken as a whole; provided, however, that to the extent any effect, change, event, fact, condition, occurrence or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been an "Acquiror Entity Material Adverse Effect":
(i) the execution of this Agreement, the public announcement thereof or any transaction contemplated hereby or (ii) factors affecting the U.S. economy or financial markets as a whole and not specifically relating to (or having a materially disproportionate effect (relative to the effect on other Persons operating in the same industry as the Acquiror Entities) on) the Acquiror Entities taken as whole.

                  "ACQUIROR'S REPRESENTATIVES" has the meaning set forth in
Section 5.3(a).

                  "ACQUISITION PROPOSAL" means any inquiry, offer or proposal other than any inquiry offer or proposal by Parent or Acquisition Sub (whether or not in writing) relating to a Company Alternative Transaction.

                  "ACQUISITION SUB" has the meaning set forth in the introductory paragraph of this Agreement.

                  "AFFECTED EMPLOYEES" has the meaning set forth in Section 5.16(a).

                  "AFFILIATE" has the meaning as defined in Rule 12b-2 under the Exchange Act.

                  "AGREEMENT" means this Agreement and Plan of Merger by and among Parent, Acquisition Sub and the Company.

                  "APPLICABLE LAW" means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

                  "ARTICLES OF MERGER" has the meaning set forth in Section 1.3.

                  "BENEFICIAL OWNERSHIP" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

                  "CERTIFICATE" has the meaning set forth in Section 2.7.

                  "CHANGE IN RECOMMENDATION" has the meaning set forth in
Section 5.4(c).

                  "CLEANUP" means all actions required under Environmental Laws to (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment, (ii) perform pre-remedial studies and investigations and post-remedial monitoring and care, (iii) respond to any requests by a Governmental Entity for information or documents relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment or (iv) prevent the Release of Hazardous Materials so that they do not migrate, endanger, or threaten to endanger public health or welfare or the indoor or outdoor environment.

                  "CLOSING" has the meaning set forth in Section 1.2.

                  "CLOSING DATE" has the meaning set forth in Section 1.2.

                  "CODE" means the Internal Revenue Code of 1986.

                  "COMPANY" has the meaning set forth in the introductory paragraph of this Agreement.

                  "COMPANY 1991 STOCK OPTION PLAN" has the meaning set forth in
Section 3.4(b)(iv).

                  "COMPANY 1993 RESTRICTED STOCK PLAN" means the Company's 1993 Restricted Stock Plan.

                  "COMPANY 1995 STOCK OPTION PLAN" has the meaning set forth in
Section 3.4(b)(v).

                  "COMPANY 1998 STOCK INCENTIVE PLAN" has the meaning set forth in Section 3.4(b)(vi).

                  "COMPANY 2001 STOCK INCENTIVE PLAN" has the meaning set forth in Section 3.4(b)(vii).

                  "COMPANY 2004 FORM 10-K" has the meaning set forth in Section 3.5.

                  "COMPANY 2004 STOCK INCENTIVE PLAN" has the meaning set forth in Section 3.4(b)(viii).

                  "COMPANY ALTERNATIVE TRANSACTION" means any (i) transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding voting power of the Company, whether from the Company or its shareholders pursuant to a tender offer, exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its Significant Subsidiaries (at the 20% level) by a merger, consolidation, recapitalization, business combination, share exchange, liquidation, dissolution or similar transaction (including any so-called "merger of equals" and whether or not Company or any of its Significant Subsidiaries (at the 20% level) is the entity surviving any such merger or business combination), (iii) any other transaction (including any recapitalization) pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Company and any entity surviving any merger or business combination involving any of them) of the Company and/or any of the Subsidiaries of the Company, as appropriate, for consideration with a fair market value equal to 20% or more of the aggregate market value of all of the outstanding shares of Company Common Stock on the date prior to the date hereof or (iv) any dividend on, or repurchase of, capital stock of the Company (x) involving payments to holders of such capital stock in an aggregate amount greater than 20% of the value of the Company's total consolidated assets and (y) financed substantially through the sale of, or incurrence of indebtedness secured by, any Company Real Property.

                  "COMPANY ARTICLES" has the meaning set forth in Section 3.1.

                  "COMPANY BYLAWS" has the meaning set forth in Section 3.1.

                  "COMPANY BOARD" has the meaning set forth in the first recital of this Agreement.

                  "COMPANY COMMON STOCK" has the meaning set forth in Section
2.6.

                  "COMPANY CONVERTIBLE SECURITY" has the meaning set forth in
Section 3.4(d).

                  "COMPANY DISCLOSURE LETTER" means the disclosure letter delivered by the Company to Parent dated the date hereof, which disclosure letter relates to this Agreement and is designated therein as the Company Disclosure Letter.

                  "COMPANY FEE PROPERTY" has the meaning set forth in Section 3.17(a).

                  "COMPANY LEASED PROPERTY" has the meaning set forth in Section 3.17(b).

                  "COMPANY LEASES" has the meaning set forth in Section 3.17(b).

                  "COMPANY MATERIAL ADVERSE EFFECT" means any effect, change, event, fact, condition, occurrence or development that, individually or in the aggregate, with other effects, changes, events, facts, conditions, occurrences or developments, has been or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that to the extent any effect, change, event, fact, condition, occurrence or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a "Company Material Adverse Effect": (i) changes in general economic conditions, (ii) the announcement of this Agreement and the transactions contemplated hereby, (iii) general changes or developments in the industries in which the Company and the Company Subsidiaries operate or
(iv) changes in GAAP which the Company is required to adopt, unless, in the case of the foregoing clauses (i) and (iii), such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), assets, liabilities, properties, business or results of operations of the Company and its Subsidiaries taken as a whole relative to other industry participants.

                  "COMPANY MATERIAL CONTRACT" has the meaning set forth in
Section 3.15(a).

                  "COMPANY PERMITS" has the meaning set forth in Section
3.13(b).

                  "COMPANY PREFERRED STOCK" has the meaning set forth in Section 3.4(a).

                  "COMPANY REAL PROPERTY" has the meaning set forth in Section 3.17(b).

                  "COMPANY RECOMMENDATION" has the meaning set forth in Section 5.4(c).

                  "COMPANY RESTRICTED SHARES" has the meaning set forth in
Section 3.4(c).

                  "COMPANY SEC DOCUMENTS" has the meaning set forth in Section 3.6(a).

                  "COMPANY SHAREHOLDER APPROVAL" has the meaning set forth in
Section 3.2(c).

                  "COMPANY STOCK OPTION PLANS" has the meaning set forth in
Section 3.4(c).

                  "COMPANY STOCK OPTIONS" has the meaning set forth in Section 3.4(c).

                  "COMPANY STOCK PLANS" means the Company Stock Option Plans, the Company 1993 Restricted Stock Plan, the Company's 2000 Executive Long-Term Incentive Plan and the Company's Employee Stock Purchase Plan.

                  "COMPANY SUBLEASES" has the meaning set forth in Section 3.17(b).

                  "COMPANY SUBSEQUENT DETERMINATION" has the meaning set forth in Section 5.4(c).

                  "COMPANY VOTING DEBT" has the meaning set forth in Section 3.4(e).

                  "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated as of April 5, 2004 by and between Goldner Hawn Johnson & Morrison Incorporated and Merrill Lynch, on behalf of the Company.

                  "CONSTITUENT CORPORATIONS" has the meaning set forth in the introductory paragraph of this Agreement.

                  "CONTRACT" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant, license, instrument, obligation or commitment.

                  "COPYRIGHT" has the meaning set forth in the definition of "Intellectual Property Rights."

                  "CREDIT FACILITY" means the Amended and Restated Loan and Security Agreement dated as of August 19, 2003 by and among the Company, certain of its Subsidiaries, Fleet Retail Finance Inc. and each of the lenders, guarantors and financial institutions party thereto.

                  "DEBT OFFER" has the meaning set forth in Section 5.12(d).

                  "EFFECTIVE TIME" has the meaning set forth in Section 1.3.

                  "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or written notice by any Person or Governmental Entity alleging potential liability on the part of the Company or any of its Subsidiaries (including, requests for information and any notices pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") or any similar Environmental Law, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned or operated by the Company or any of its Subsidiaries, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company or any of its Subsidiaries or (iii) any contractual liabilities asserted against the Company or any of its Subsidiaries.

                  "ENVIRONMENTAL LAWS" means all federal, interstate, state, local and foreign laws and regulations relating to pollution or protection of the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

                  "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

                  "EQUITY COMMITMENT LETTER" has the meaning set forth in
Section 4.8.

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "ERISA AFFILIATE" means any Person that, together with the Company and its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

                  "EUGSTER" has the meaning set forth in Section 4.8.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934.

                  "EXPENSES" has the meaning set forth in Section 7.3(a).

                  "FINANCING" has the meaning set forth in Section 4.8.

                  "FINANCING LETTERS" has the meaning set forth in Section 4.8.

                  "GAAP" means United States generally accepted accounting principles.

                  "GOVERNMENTAL CONSENT" has the meaning set forth in Section 5.8(a).

                  "GOVERNMENTAL ENTITY" means any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

                  "HAZARDOUS MATERIALS" means all substances, wastes or materials defined or regulated as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or any other Environmental Law, and including toxic mold and friable asbestos.

                  "HOLDER" has the meaning set forth in Section 2.10(b).

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "INDEMNITEES" has the meaning set forth in Section 5.6(a).

                  "INDENTURE AMENDMENTS" has the meaning set forth in Section 5.12(d).

                  "INSURANCE POLICIES" has the meaning set forth in Section
3.16.

                  "INTELLECTUAL PROPERTY RIGHTS" means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof

("Patents"), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"),
(iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing ("Software"), (vii) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies ("Trade Secrets"), (viii) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing and (x) all rights and remedies against infringement, misappropriation, or other violation thereof.

                  "IRS" means the Internal Revenue Service.

                  "KNOWLEDGE" of any Person which is not an individual means, with respect to any specific matter, the actual knowledge, after due inquiry, of such Person's executive officers and any other officer having primary responsibility for such matter.

                  "LEASES" has the meaning set forth in Section 3.17(b).

                  "LENDERS" has the meaning set forth in Section 4.8.

                  "LIENS" means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.

                  "MARATHON" has the meaning set forth in Section 4.4.

                  "MAXIMUM AMOUNT" has the meaning set forth in Section 5.6(b).

                  "MERGER" has the meaning set forth in the first recital of this Agreement.

                  "MERGER CONSIDERATION" has the meaning set forth in Section
2.7.

                  "MERGER FUND" has the meaning set forth in Section 2.10(d).

                  "MERRILL LYNCH" means Merrill Lynch & Co.

                  "NOTICE OF SUPERIOR PROPOSAL" has the meaning set forth in
Section 5.4(b).

                  "NYSE" has the meaning set forth in Section 3.3(b).

                  "OPTION CONSIDERATION" has the meaning set forth in Section
2.9.

                  "PARENT" has the meaning set forth in the introductory paragraph of this Agreement.

                  "PARENT DISCLOSURE LETTER" means the disclosure letter delivered by Parent to the Company dated the date hereof, which disclosure letter relates to this Agreement and is designated therein as the Parent Disclosure Letter.

                  "PATENTS" has the meaning set forth in the definition of "Intellectual Property Rights."

                  "PAYING AGENT" has the meaning set forth in Section 2.10(a).

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERMITTED ENCUMBRANCES" means (i) Liens for Taxes, assessments and other governmental charges not yet due and payable, or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the relevant Company Real Property is stayed and provided, that adequate reserves have been set aside for the payment thereof and; (ii) zoning and building laws and covenants, conditions, rights-of-way and other similar encumbrances of public record; provided, that individually and in the aggregate, such laws and encumbrances are not violated by the as-built improvements located on the relevant Company Real Property or the occupancy and use of the relevant Company Real Property on the date hereof and do not materially or adversely impair the current use, occupancy or value of such properties nor materially impair the ability of the owner or lessee of such Company Real Property to obtain financing by using such assets as collateral.

                  "PERSON" means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body.

                  "PLANS" has the meaning set forth in Section 3.11(a).

                  "POST-SIGNING RETURNS" has the meaning set forth in Section 5.15(b).

                  "PROXY STATEMENT" has the meaning set forth in Section 5.2(b).

                  "REAL ESTATE DEBT LETTER" has the meaning set forth in Section 4.8.

                  "REAL ESTATE LENDER" has the meaning set forth in Section 4.8.

                  "REGULATORY LAW" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency controls or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

                  "RELEASE" means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata or the abandonment or disposal of any barrels, containers or other closed receptacles containing Hazardous Materials) of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.

                  "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, employees, attorneys, accountants, advisers, representatives, Affiliates and agents.

                  "REQUIRED CASH AMOUNT" has the meaning set forth in Section
4.8.

                  "RIGHTS" has the meaning specified in the Rights Agreement.

                  "RIGHTS AGREEMENT" means the Rights Agreement dated as of July 3, 1992 between the Company and Wells Fargo Bank, N.A.(as successor to Norwest Bank Minnesota, National Association), as amended and restated as of September 24, 1997 and further amended by Amendment to Rights Agreement dated as of May 22, 1998.

                  "SARBANES-OXLEY" has the meaning set forth in Section 3.6(b).

                  "SCHEDULE 13E-3" has the meaning set forth in Section 5.2(b).

                  "SEC" means the Securities and Exchange Commission.

                  "SECTION 180.0622(2)(b) OF THE WBCL" means Section 180.0622(2)(b) of the WBCL, including judicial interpretations thereof and
Section 180.40(6), its predecessor statute.

                  "SECURITIES ACT" means the Securities Act of 1933.

                  "SENIOR DEBT LENDER" has the meaning set forth in Section 4.8.

                  "SENIOR DEBT LETTER" has the meaning set forth in Section 4.8.

                   "SENIOR NOTES" means the 9.25% Senior Unsecured Notes of the Company due March 15, 2022 issued pursuant to the Indenture dated as of March 12, 1992 between the Company and First Trust National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of May 22, 1998 between the Company and First Trust National Association, as trustee.

                  "SERIES B PREFERRED STOCK" has the meaning set forth in
Section 3.4(a).

                  "SIGNIFICANT SUBSIDIARY" of any Person means a Subsidiary of such Person that would constitute a "significant subsidiary" of such Person within the meaning of Rule 1.02(v) of Regulation S-X as promulgated by the SEC.

                  "SOFTWARE" has the meaning set forth in the definition of "Intellectual Property Rights."

                  "SOLVENCY LETTER" has the meaning set forth in Section 5.13.

                  "SOLVENT" when used with respect to any Person means that, as of any date of determination, (i) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

                  "SPECIAL COMMITTEE" has the meaning set forth in the first recital of this Agreement.

                  "SPECIAL MEETING" has the meaning set forth in Section 5.2(a).

                  "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                  "SUBSTITUTE DEBT FINANCING" has the meaning set forth in
Section 5.12(a).

                  "SUPERIOR PROPOSAL" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into a Company Alternative Transaction (with references to "20%" in the definition of "Company Alternative Transaction" deemed to be references to "50.1%") on terms that the Special Committee determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, (i) would result in a transaction that is more favorable to the Company's shareholders (in their capacities as shareholders) from a financial point of view than the Merger and the transactions contemplated by this Agreement and
(ii) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, including the likelihood that such transaction will be consummated.

                  "SURVIVING CORPORATION" has the meaning set forth in Section 1.1.

                  "SURVIVING CORPORATION COMMON STOCK" has the meaning set forth in Section 2.6.

                  "TAX" and "TAXES" means any and all taxes, customs, duties, tariffs, imposts, deficiencies, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, real or personal property, sales, use, net worth, recording, alternative minimum, stamp, occupation, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign Governmental Entity, and including any liability for any of the foregoing items of another Person pursuant to Treasury Regulation Section 1.1502-6 or any similar or analogous provision of Applicable Law (as transferor or successor) and such term shall include any interest, fines, penalties or additions to tax attributable to such taxes.

                  "TAX RETURN" means any report, return, document, statement, declaration or other written information or filing required to be supplied to any taxing or other Governmental Entity (foreign or domestic) in connection with Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

                  "TERMINATION DATE" has the meaning set forth in Section
7.1(b).

                  "TERMINATION FEE" has the meaning set forth in Section 7.3(b).

                  "THIRD PARTY" means any Person or group of Persons (other than the Company and its Affiliates or Parent and its Affiliates).

                  "THIRD PARTY CONSENT" has the meaning set forth in Section 5.8(a).

                  "TRADEMARK" has the meaning set forth in the definition of "Intellectual Property Rights."

                  "TRADE SECRETS" has the meaning set forth in the definition of "Intellectual Property Rights."

                  "TREASURY REGULATIONS" means the United States Treasury regulations promulgated under the Code.

                  "TRANSFER TAXES" has the meaning set forth in Section 5.5.

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

                  "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988.

                  "WBCL" has the meaning set forth in Section 1.1.

         Section 8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent; provided, that a copy is sent the same day by overnight courier or express mail service.

                  If to the Company, to:

                  ShopKo Stores, Inc.
                  700 Pilgrim Way
                  Green Bay, Wisconsin 54304
                  Attention:  President and Chief Executive Officer
                              General Counsel
                  Telephone:  (920)  429-2211
                  Facsimile:  (920) 429-7401

                  with a copy (which shall not constitute notice) to:

                  Godfrey & Kahn, S.C.
                  780 North Water Street
                  Milwaukee, WI 53202
                  Attention:  Dennis F. Connolly
                              Christopher B. Noyes
                  Telephone:  (414) 273-3500
                  Facsimile:  (414) 273-5198

                  If to the Special Committee, to:

                  Hillcrest Capital Partners
                  Suite 2150
                  527 Marquette Avenue South
                  Minneapolis, Minnesota 55402
                  Attention:  John G. Turner
                  Telephone:  (612) 333-9921
                  Facsimile:  (612) 333-6176

                  with a copy (which shall not constitute notice) to:

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

                  Sidley Austin Brown & Wood LLP
                  Bank One Plaza
                  10 South Dearborn Street
                  Chicago, Illinois 60603
                  Attention:  Thomas A. Cole, Esq.
                              Dennis V. Osimitz, Esq.
                  Telephone:  (312) 853-7000
                  Facsimile:  (312) 853-7036

                  If to Parent or Acquisition Sub, to:

                  Badger Retail Holding, Inc.
                  c/o Goldner Hawn Johnson & Morrison Incorporated 3700 Wells Fargo Center
                  90 South Seventh Street
                  Minneapolis, MN 55402
                  Attention:  Michael T. Sweeney
                              Michael S. Israel
                  Telephone:  (612) 338-5912
                  Facsimile:  (612) 338-7860

                  with a copy (which shall not constitute notice) to:

                  Kaplan Strangis & Kaplan, P.A.
                  5500 Wells Fargo Center
                  90 South 7th Street
                  Minneapolis, MN 55402
                  Attention:  James C. Melville, Esq.
                  Telephone:  (612) 375-1138
                  Facsimile:  (612) 375-1143

                  and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY  10036
                  Attention:  Eileen T. Nugent, Esq.
                  Telephone:  (212) 735-3000
                  Facsimile:  (212) 735-2000


         Section 8.3 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.

         Section 8.4 Interpretation. For purposes of this Agreement, (i) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," (ii) the word "or" is not exclusive and (iii) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein
(i) to an Article or Section means an Article and Section of this Agreement,
(ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and
(iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Company Disclosure Letter and the Parent Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in the Company Disclosure Letter or the Parent Disclosure Letter shall have the same meaning assigned to such term herein. The description or listing of a matter, event or thing within the Company Disclosure Letter or the Parent Disclosure Letter (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is "material." Matters reflected in the Company Disclosure Letter or the Parent Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

         Section 8.5 Amendments, Modification and Waiver.

                  (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Special Committee; and provided, further, that after the Company Shareholder Approval has been obtained, there shall not be made any amendment that by Applicable Law or rule of the NYSE requires further approval by the Company's shareholders without such further approval.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of



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

any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.

         Section 8.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise) without the consent of the other parties hereto and, in the case of the Company, the Special Committee. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any Affiliate of Acquisition Sub.

         Section 8.7 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         Section 8.8 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                  (a) Except to the extent that the laws of the State of Wisconsin are mandatorily applicable to the Merger, this Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State.

                  (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for



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

notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

                  (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

         Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         Section 8.10 Third Party Beneficiaries. Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, that the Indemnitees and insured parties referred to in Section 5.6 shall be third party beneficiaries entitled to enforce the provisions of Section 5.6 of this Agreement; and provided, further, that the Affected Employees referred to in
Section 5.16(a) and the individuals party to the agreements set forth in Section 5.16(a) of the Company Disclosure Letter shall each be third party beneficiaries entitled to enforce the provisions of Section 5.16(a).

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
         Section 8.11 Entire Agreement. This Agreement, together with any exhibits or schedules hereto, the Company and Parent Disclosure Letters and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

         Section 8.12 Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.




                                       70
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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      BADGER RETAIL HOLDING, INC.


                                      By:      /s/ Michael T. Sweeney
                                               ---------------------------
                                               Name:  Michael T. Sweeney
                                               Title:    Chief Executive Officer


                                      BADGER ACQUISITION CORP.


                                      By:      /s/ Michael T. Sweeney
                                               ----------------------------
                                               Name:  Michael T. Sweeney
                                               Title:    Chief Executive Officer


                                      SHOPKO STORES, INC.


                                      By:      /s/ Steven R Andrews
                                               --------------------------
                                               Name:  Steven R. Andrews
                                               Title:    Senior Vice President




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